Exhibit 99.1

FOURTH AGREEMENT AMENDMENT

This Fourth Agreement Amendment is entered into this 18th day of September, 2008 by and among Wells Fargo Bank, National Association acting through its Wells Fargo Business Credit operating division (“WFBC”), Gateway, Inc. (“Gateway”), Gateway Companies, Inc. (“Gateway Companies”) and MPC-Pro, LLC (“MPC”).

RECITALS

A.        Gateway, Gateway Companies, MPC and WFBC are parties to an Agreement dated October 1, 2007, as amended by an Amendment Agreement dated February 20, 2008, a Second Agreement Amendment dated March 27, 2008 and a Third Amendment Agreement dated May 29, 2008 (as amended, the “Agreement”) with respect to accounts receivable of MPC and Gateway Companies, financing during the Transition Period by Gateway and security for the TSA Obligations. Capitalized terms used but not defined herein have the meaning set forth in the Agreement.

B.        The parties have agreed to make certain revisions to the Agreement related to the Gateway Blocked Accounts, as more fully set forth in this Agreement Amendment.

AMENDMENT

Now, therefore, in consideration of the foregoing and the mutual promises contained herein, the parties agree as follows:

1.   Transition Period Financing Arrangements. Paragraph 2(c) of the Agreement is amended and restated in its entirety as follows:

(c)    After receipt of each weekly statement delivered after the date hereof specifying the Applicable Gateway Weekly Payoff Amount (the date of such receipt, the “Weekly Statement Delivery Date”), WFBC agrees to begin holding but not purchase Acceptable Accounts submitted to WFBC by MPC and Gateway Companies during that week in up to the following amounts:

i.          there will be no Gateway Blocked Accounts through September 26, 2008; and

ii.         after September 26, 2008, a face amount equal to the Gateway Weekly Payoff Amounts minus $13.9 million to the extent such acceptable accounts become available after September 26, 2008 .

After November 15, 2008, Gateway may provide a statement to MPC (with a substantially simultaneous copy to be provided to WFBC) that there remains a positive balance with respect to the Gateway Weekly Payoff Amounts (a “Remaining Balance”), and WFBC agrees to hold but not purchase Acceptable Accounts submitted to WFBC by MPC and Gateway

Companies in a face amount equal to the Remaining Balance. WFBC shall be entitled to rely on the Gateway statement with respect to the Remaining Balance, and any dispute between MPC and Gateway with respect to the Remaining Balance shall be resolved by MPC and Gateway in accordance with the terms of the Purchase and Sale Agreement. Accounts set-aside pursuant to this Paragraph 2(c) are referred to as “Gateway Blocked Accounts.”

2.         MPC Default. If MPC or Gateway Companies is in default of any Account Purchase Agreement, then WFBC may release Acceptable Accounts then held by WFBC in the Gateway Blocked Accounts, but only to the extent of WFBC’s lien interest and only to the extent necessary to secure payment of any amount then due and owing by MPC or Gateway Companies to WFBC under the Account Purchase Agreement in default.

3.         No Other Change. Except as amended by this Agreement Amendment, the Agreement shall remain in full force and effect in accordance with the terms set forth therein.

IN WITNESS WHEREOF, the undersigned have executed this Agreement Amendment, as of the date first above written.

Gateway, Inc.		Wells Fargo Bank, National Association

By:	/s/ John King	By:	/s/ David Marrin
	(Sign)		(Sign)

By:	John King	By:	David Marrin
	(Print)		(Print)

Its:	Corp. Controller	Its:	SVP, Wells Fargo Business Credit

MPC-Pro, LLC		Gateway Companies, Inc

By:	/s/ Curtis Akey	By:	/s/ Curtis Akey
	(Sign)		(Sign)

By:	Curtis Akey	By:	Curtis Akey
	(Print)		(Print)

Its:	CFO	Its:	CFO